Exhibit 99.3

Transactions in the Shares of Visteon Corporation effected in the past 60 days

For the Account of	Date of Transaction	Nature of Transaction	Number of Shares	Price per Share
Citadel Securities	4/22/10	Buy Transaction	100,000	1.2965
Citadel Securities	4/23/10	Buy Transaction	50,000	1.5070
Citadel Securities	4/23/10	Buy Transaction	168,000	1.5370
Citadel Securities	4/26/10	Buy Transaction	182,000	1.6685
Citadel Securities	4/29/10	Buy Transaction	330,000	1.7260
Citadel Securities	4/30/10	Buy Transaction	170,000	1.7368
Citadel Securities	5/17/10	Buy Transaction	18,000	0.894